Exhibit 99.1

IMPCO ANNOUNCES RESULTS OF REVIEW OF NON-CASH EXPENSES IN PRIOR PERIOD AND
IMPAIRMENT OF DEFERRED TAX ASSET
Company Will Amend and Restate Prior Period Financial Statements;
Files Extension for Reporting Third Quarter 2005 Results

Cerritos, California - November 9, 2005 - IMPCO Technologies, Inc. (Nasdaq:IMCO) today announced that it is reviewing previously reported financial statements as a result of errors discovered by management relating to non-cash charges and adjustments to goodwill, investment in affiliates and minority interest in a prior period. After a preliminary assessment, management estimates the cumulative effect of these adjustments to be approximately $1.6 million, which will be reflected in a Form 10-K/A for the year ended December 31, 2004 to be filed with the U.S. Securities and Exchange Commission. Accordingly, the Company also anticipates filing amended Form 10-Q’s for the quarterly periods ended March 31, 2005 and June 30, 2005, reflecting the effect of the 2004 restatement on subsequent balance sheets. The adjustments will have no impact on the Company’s statements of operations for the first and second quarters of 2005.

IMPCO indicated that while this review is nearing completion, it expects to submit later today a Form 12b-25 with the SEC to extend the deadline for filing its Form 10-Q for the third quarter ended September 30, 2005. The Company expects to report results for the third quarter by November 14, 2005, followed by an investor conference call.

“It is important to note that all of these charges are non-cash and in no way detract from the progress our new management team is making,” said Mariano Costamagna, president and chief executive officer. “In fact, it was the new management team that uncovered the past year’s errors and brought them to the attention of our independent auditors and board of directors.”

Costamagna added: “IMPCO’s third quarter operating performance remains on track with our expectations, although our results will be impacted by an increase in the valuation allowance for deferred tax assets related to domestic operations in the amount of $8.7 million. We continue to realize operating efficiencies and move forward toward our goal of achieving sustainable profitability.”

The expected restatement to 2004 financial statements primarily includes 1) correction to the 2004 impairment of goodwill associated with the Company’s subsidiaries in Mexico and Japan; 2) corrections to classifications of certain items previously recorded as investment in affiliates and minority interest; and 3) consulting expenses improperly recorded as goodwill. The 2004 changes will be recorded on the statement of operations, with offsets to goodwill, investment in affiliates and minority interest on the balance sheet. The effect of the 2004 restatement will also result in changes to those same balance sheet accounts and retained earnings for the first and second quarters of 2005, with no changes to the statements of operations for those quarterly periods.

The restatement adjustment to fiscal year 2004 financial results is anticipated to increase the reported net loss of $14.2 million by approximately $1.6 million and reduce the reported shareholders’ equity of $46.5 million by the same amount. The basic and diluted net losses per share for the fourth quarter and fiscal year 2004 are anticipated to be restated from $0.88 and $0.77 per share to $0.96 and $0.85 per share, respectively.

“The integrity of our financial statements is of paramount importance to everyone on IMPCO’s management team,” said Thomas M. Costales, IMPCO’s new chief financial officer, who was appointed in May 2005. “We are continually working to improve our accounting processes and controls to enhance the accuracy and clarity of our financial statements.”

As a result of the potential restatement adjustment, the company’s previously issued consolidated financial statements contained in the following filings should no longer be relied upon: Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

About IMPCO Technologies:
IMPCO designs, manufactures, markets and supplies advanced product and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Cerritos, California, IMPCO has offices throughout Asia, Europe, Australia and North America. More information can be found at IMPCO's web site, http://www.impco.ws

About BRC Gas Equipment:

BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major car-makers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. More information can be found at BRC's web site, http://www.brc.it.

Except for historical or factual information, other matters discussed in this news release, including estimates in the amount of accounting corrections, the statement of operations and balance sheet captions to be included in the restatements, the periods covered by the restatement, anticipated improvements in operating efficiencies and performance, expected timing for reporting 2005 third quarter financial results and anticipated improvements to accounting processes and controls are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause or contribute to such differences included, but are not limited to, completion of a review of past financial statements; prevailing market and global economic conditions; changes in environmental regulations that impact the demand for the company's products; the company's ability to manage its leverage and address operating covenant restrictions relating to its indebtedness; the company's ability to negotiate and comply with waivers pertaining to existing loan covenant defaults; the company's ability to design and market advanced fuel metering, fuel storage and electronic control products; the company's ability to meet OEM specifications; and the level and success of the company's development programs with OEMs. Readers also should consider the risk factors set forth in the company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in "Management's Discussion & Analysis of Financial Condition and Results of Operation -- Risk Factors" section of the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.
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